EXHIBIT 23





                    CONSENT OF INDEPENDENT ACCOUNTANTS






     We consent to the incorporation by reference into (a) Post-Effective Amendment No. 4 to the Registration Statement on Form S-8 (Registration No. 33-13363) relating to the Profit-Sharing Plan of American Brands, Inc., the Registration Statement on Form S-8 (Registration No. 33-45869) relating to the Profit-Sharing Plan of The American Tobacco Company and the Registration Statement on Form S-8 (Registration No. 33-39855) relating to the 1990 Long-Term Incentive Plan of American Brands, Inc., and the prospectuses related thereto, and (b) the prospectuses related to the Registration Statements on Form S-3 (Registration Nos. 33-50832, 33-42397, 33-23039 and 33-3985) of American Brands, Inc., of our report dated April 27, 1994, accompanying the statement of net assets available for plan benefits and the statement of changes in net assets available for plan benefits as of December 31, 1993 and 1992 and for the years then ended, and the combined schedule of assets held for investment purposes and the 1993 Form 5500 schedule of trust investment accounts as of December 31, 1993, of the Profit-Sharing Plan of The American Tobacco Company, which report is included in this Annual Report on Form 11-K.







                                       COOPERS & LYBRAND


1301 Avenue of the Americas
New York, New York 10019
May 13, 1994